Exhibit 99.1

BANKWELL FINANCIAL GROUP, INC. ANNOUNCES CLOSING OF $48.6 MILLION INITIAL PUBLIC OFFERING

NEW CANAAN, CT (May 20, 2014) – Bankwell Financial Group, Inc. (NASDAQ: BWFG), the holding company for Bankwell Bank, announced today the closing of its initial public offering of 2,702,703 shares of common stock at a public offering price of $18.00 per share, resulting in aggregate gross proceeds of approximately $48.6 million. The net proceeds of the offering, after deducting estimated underwriting discounts and offering expenses, were approximately $44.9 million. The shares began trading on The NASDAQ Global Market under the ticker symbol "BWFG" on May 15, 2014.

“We are very pleased by the response we have received to this offering,” said Peyton R. Patterson, President and CEO of Bankwell Financial Group. “With the additional capital the IPO provides, it is key to accomplishing our strategic priorities for organic growth and future acquisition opportunities. We are committed to being performance-driven for our clients, communities, employees and shareholders.”

Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as joint book-running managers for the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A final prospectus related to the offering was filed with the SEC and is available on the SEC's website located at www.sec.gov. Copies of the final prospectus may be obtained by contacting Sandler O'Neill & Partners, L.P., Attention: Prospectus Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, telephone: (866) 805-4128 or via email at syndicate@sandleroneill.com, or by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559.

About Bankwell Financial Group

Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield County, Connecticut. For more information about this press release, interested parties may contact Peyton R. Patterson, President and CEO or Ernest J. Verrico, CFO of Bankwell Financial Group at (203) 972-3838.

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.